Exhibit 10.8

Comprehensive Credit Agreement

Credit Receiver: Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.

Address: 27th Floor, Yantian Modern Industry Service Center, No. 3018, Shayan Road, Shatoujiao Street, Yantian District, Shenzhen

Legal representative: Jinlong Yang

Tel: 0755- 25201 833

fax:

Credit Grantor: (Party B) China Everbright Bank Co., Ltd. Shenzhen Branch

Address: Everbright Bank Building, No. 26, Zizhu 7th Road, Zhuzilin 4th Road, Futian District, Shenzhen

Telephone: 0755-83053388

Fax: 0755- 83242955

In accordance with the relevant laws and regulations currently in force in the country, the Credit Receiver (hereinafter referred to as “Party A”) and the Credit Grantor (hereinafter referred to as “Party B”), based on the principles of equality, voluntariness, good faith, and through negotiation, hereby enter into this agreement, and abide by them together.

Chapter One Definition and Explanation

Article 1 Unless the context of this agreement requires other explanations, the following terms in this agreement have the meanings: Comprehensive credit extension: refers to the conditional commitment of Party B to provide one or more types of credit support to Party A.

Specific business: refers to the specific credit business such as loans, bank acceptance bills, trade financing, etc. provided by Party B to Party A, determined according to the comprehensive credit extension of Party B to Party A.

Maximum credit line: refers to the maximum balance of debt principals formed by various specific businesses that Party A can apply to Party B for use within the validity period of the comprehensive credit line stipulated in this agreement, determined according to the comprehensive credit line provided by Party B to Party A.

Specific credit line: refers to the maximum balance of the debt principal formed by a specific business that Party A can apply to Party B for use within the maximum credit line within the validity period of the comprehensive credit line stipulated in this agreement.

Used credit line: refers to the sum of the debt principal balance of a specific business that Party A has not repaid within the specific credit line within the validity period of the comprehensive credit line stipulated in this agreement.

Specific business contract: The corresponding contract or agreement signed by Party A and Party B on the specific business and the use of the specific credit line.

Chapter Two Maximum line of credit and specific line of credit

Article 2 (1) The maximum line of credit provided by Party B to Party A under this Agreement (total of domestic and foreign currencies, foreign currencies are converted into RMB at the benchmark exchange rate on the date of signing this Agreement): RMB fifteen million yuan (lowercase RMB 15,000,000.00).

(2) Both Party A and Party B jointly confirm that from the effective date of this agreement, the unsettled business credit line or business agreement under the Comprehensive Credit Agreement No. [ / ] will be included in the credit line management under this agreement, At the same time, all guarantees/guarantees under this agreement cover all outstanding business under the aforementioned Comprehensive Credit Agreement.

Article 3 Among the above-mentioned maximum credit lines, the specific credit lines for each specific business are as follows:

(1) General loans: The specific line of credit is RMB fifteen million yuan

(2) to (6) Not applicable

(7) Other agreements:

With the consent of both parties, within the maximum credit line in the performance of this agreement, each specific business variety (including but not limited to the above business variety) can still be adjusted and changed, and the credit lines can also be used in conjunction with each other.

Chapter three Credit period

Article 4 The validity period of the maximum credit line is: from November 10, 2021 to November 9, 2022.

The term of the specific business is subject to the stipulations in the specific business contract, but the starting date of the specific credit line under each specific business item shall not be later than the expiration date (inclusive) of the effective use period of the above maximum credit line.

Chapter Four Maximum credit limit and use of specific credit limit

Article 5 Within the maximum credit line stipulated in this agreement and its effective period of use, Party A may apply to Party B for the use of each specific line of credit at one time or one by one; The name, amount and term of the specific business that Party A applies for shall be determined in accordance with this agreement.

Article 6 Provisions on Recycling: During the effective use period of the maximum credit line stipulated in this agreement, Party A can recycle the specific credit line, that is, after the debts under any specific business are fully paid off, the specific business occupied The specific credit line can continue to be used by new and similar specific businesses;

Article 7 When handling specific business, Party A and Party B shall sign a specific business contract. If the specific business contract is inconsistent with the provisions of this agreement, the specific business contract shall prevail. If Party A is a group customer identified by Party B in accordance with the “Guidelines for Risk Management of Credit Granting Business to Commercial Bank Group Customers” and other relevant laws and regulations, if the breach of contract stipulated in the specific business contract does not include the situations listed in Article 9 of this contract, the 9th Circumstances listed in Article shall be deemed as breaches of the specific business contract.

chapter Five Rate

Article 8 The interest rate, exchange rate and rate required to be determined in each specific business under this agreement, as well as the various fees payable by Party B, shall be separately agreed by Party A and Party B in the specific business contract, and shall be determined by the Party A and Party B. Each specific business contract signed by both parties shall prevail.

Chapter Six Adjustment of maximum credit limit and specific credit limit

Article 9 Party B shall have the right to adjust the maximum credit limit, specific credit limit and credit term, and have the right to terminate the provision of comprehensive credit to Party A and unilaterally stop payment when one of the following circumstances occurs during the performance of this contract or the specific business contract. Party A has not used the credit line, withdraws part or all of the used credit line in advance, and takes other measures according to law:

(1) The country’s monetary policy undergoes a major adjustment;

(2) The occurrence or potential of major financial risks in the area where Party A is located;

(3) Significant changes in the market related to Party A’s operations;

(4) Party A is experiencing or is about to suffer from major operational difficulties or risks;

(5) Party A has major institutional changes such as major mergers, acquisitions and reorganizations, divisions, mergers, and terminations, which Party B believes may affect the security of loans;

(6) Refusing to accept Party B’s supervision and inspection of the use of credit funds and related business and financial activities;

(7) Changing the original purpose of the loan without the written consent of Party B, misappropriating the loan or engaging in illegal or illegal transactions with bank loans;

(8) Providing false materials or concealing important business financial facts;

(9) Party A has the behavior of transferring property, evading funds, or evading debts;

(10) Party A, as a group customer identified by Party B in accordance with the “Guidelines for the Risk Management of Credit Granting Business to Commercial Bank Group Customers” and other relevant laws and regulations, makes use of false contracts with related parties to pay bills receivable and receivables without real trade background. Accounts and other claims are discounted or pledged to Party B to obtain funds or credit from Party B; or through affiliated transactions, intentionally evade bank claims.

(11) Party A violates the commitments stipulated in this agreement;

(12) The guarantor of this agreement suffers from serious shortage of funds or major operational difficulties, which seriously affects its guaranty ability;

(13) The collateral or pledge used for guarantee is damaged or lost, endangering the safety of Party B’s creditor’s rights;

(14) The occurrence of any other event or occurrence of any other circumstance, according to Party B’s analysis or judgment, has caused or is about to result in a decrease in Party A’s solvency or damage to Party B’s rights and interests;

(15) Party A has not fulfilled the obligations stipulated in any specific business contract.

Article 10 After the signing of this agreement, Party A can apply in writing to adjust the specific credit line, and it can be adjusted after Party B’s written consent is not bound by the previous article. Party A’s written application and Party B’s written reply are deemed to be amendments to Article 3 of this Agreement, which have the same legal effect as this Agreement.

Chapter Seven Guarantee

Article 11 In order to ensure the repayment of the creditor’s rights under this agreement, the following guarantee methods are adopted:

(1) The guarantors Shenzhen Bangrui Aviation Service Co., Ltd., Jinlong Yang and Guizhi Yang signed with Party B the “Maximum Guarantee Contract” numbered GB39032111001-1, GB39032111001-2, GB390321110 01-3.

(2) The mortgagor Shenzhen Bangrui Aviation Service Co., Ltd. and Party B signed the “Maximum Mortgage Contract” No. GD39032111001-1.

Article 12 Although this chapter stipulates the way of guarantee for creditor’s rights, Party A and Party B still have the right to request Party A to provide another guarantee if Party B deems it necessary when handling specific business. by refusing to provide other guarantees.

Chapter Eight Party B’s Commitment

Article 13 Party A applies for the use of the specific credit line according to the agreement. The review situation independently decides whether to grant Party A a credit, the amount and duration of the credit line, etc., and the approval result shall be notified to Party A in a timely manner.

Chapter Nine Party A’s Commitment

Article 14 Pay off debts on time according to the specific business contract, and pay all payable expenses on time.

Article 15 The use of the funds within the specific credit line shall comply with the provisions of laws and regulations, this agreement and the specific business contract, and shall be subject to inspection by Party B at any time.

Article 16 During the credit period, submit real financial statements to Party B in a timely manner, and truthfully provide Party B with major domestic banks, bank accounts, balances of deposits and loans, and other relevant business information.

Article 17 If Party A is a group customer identified by Party B in accordance with the “Guidelines for Risk Management of Credit Granting Business to Commercial Bank Group Customers” and other relevant laws and regulations, within the credit granting period, it shall promptly report to Party B the situation of related party transactions of more than 10% of its net assets, including But not limited to:

(1) The relationship between the parties to the transaction;

(2) The transaction items and the nature of the transaction;

(3) The amount of the transaction or the corresponding proportion;

(4) Pricing policy (including transactions with no amount or only a nominal amount);

(5) Other circumstances as required by laws and regulations or Party B.

Article 18 During the credit period, Party A shall provide guarantee for any third party or sign a contract with guarantee function with others, and shall notify Party B in writing in advance, and shall not affect the ability to pay off debts to Party B on time.

Article 19 During the credit period, the company shall undertake the following notification obligations:

(1) If the legal representative (person in charge) or the legal person’s domicile or business place is changed, as well as the increase or decrease of registered capital, equity and major investment changes, Party B shall be notified in writing within 15 days from the date of change or change, and provide relevant information.

(2) During the credit period, if Party A is involved in major lawsuits, arbitrations or other judicial procedures, administrative punishment procedures, or if there is a major change in Party A’s business and financial conditions, which may affect the realization of Party B’s creditor’s rights, Party A shall immediately notify in writing. Party B.

(3) During the credit period, Party A shall, regardless of any form of asset reorganization such as merger, acquisition, and division, or any form of contracting, leasing, etc., to change the right of operation of the enterprise, or to change the organizational structure and mode of operation of the enterprise. Party B shall be notified in writing two months in advance, and shall pay off all debts owed to Party B or fulfill the responsibility for debt repayment.

Article 20 Party A’s breach of this agreement or any of the specific business contracts shall constitute a breach of this agreement; Party B has the right to withdraw any funds under the maximum credit line in advance, reduce or cancel the unused credit line, and The right to terminate this agreement and specific business contracts.

Party A shall be obliged to make full compensation for any losses caused to Party B due to Party A’s breach of contract, including but not limited to all financing principal and interest and other payables (including but not limited to litigation fees, arbitration fees, preservation fees, auction fees and lawyers) fee, etc.).

Chapter 10 Effectiveness of agreement

Article 21 This agreement will take effect from the date when the legal representatives (persons in charge) of Party A and Party B or their entrusted agents sign or seal and affix the official seal or the special seal of the contract.

Chapter 11 Disputes and Resolution

Article 22 If there is a dispute between Party A and Party B in the performance of the agreement, they should first be resolved through friendly negotiation.

Chapter 12 Integrity of the agreement

Article 23 Each specific business contract signed by Party B and Party A in accordance with this Agreement is an effective part of this Agreement and constitutes a whole agreement.

Article 24 If Party A fails to perform the obligations stipulated in any specific business contract signed by Party A and Party B under this Agreement, it constitutes a breach of this Agreement. Party B may terminate this Agreement and recover all outstanding creditor’s rights in advance .

Article 25 With the written consent of Party B, Party A may authorize all or part of the credit line under this agreement to other units for use, and sign relevant specific business contracts with Party B in the name of the authorized unit. The “Power of Attorney for the Use of Credit Line” issued by Party B shall prevail.

Article 26 Party A does not need to specify the specific credit line of the specific business mentioned in Article 3 in the “Power of Attorney for the Use of Credit Line”/“Power of Attorney for the Use of the Repurchase Guarantee Line”.

Article 27 Party A must specify in the “Power of Attorney for the Use of Credit Lines” whether the authorized unit can sub-authorize.

Article 28 For matters not covered in this agreement, Party A and Party B may reach a separate written agreement as an appendix to this agreement. The appendix to this agreement is an effective part of this agreement and has the same legal effect as this agreement.

Chapter 13 Others

Article 29 This agreement is made in four copies, one for Party A, two for Party B, and one for the mortgage registration department, each of which has the same legal effect.

Article 30 This agreement was signed in Shenzhen on November 5, 2021.

Article 31 does not apply

Article 32 If at any time any provision of this contract is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of other provisions of this contract shall not be affected or derogated from.

Article 33 not applicable

Article 34 not applicable

Article 35 Party A undertakes that in the event of a dispute arising from this contract, it agrees to choose the address listed in the following [1] method of service as the judicial service address; if the following address changes, it shall notify Party B in writing, without written notification, it is deemed that the judicial service address has not been changed.

[1] Written delivery address: Area A, 27th Floor, Yantian Modern Industry Service Center, No. 3018, Shayan Road, Shatoujiao Street, Yantian District, Shenzhen

[2] Electronic delivery address (optional): Fax number: E-mail: WeChat account:

Article 36 Other agreements: .

(This page is the page signed by both parties of the contract, no text)

Party A (seal)

Shenzhen Yangang Mingzhu Freight Industry Co., Ltd. [Corporate Seal Affixed Here]

Signature of Party A’s legal representative (or authorized representative):

/s/ Jinlong Yang

Party B (seal):

China Everbright Bank Co., Ltd. Shenzhen Branch [Corporate Seal Affixed Here]

Signature of Party B’s legal representative (or authorized representative):

5